                                                                     EXHIBIT 4.1

                              CONVERSION AGREEMENT


         This CONVERSION AGREEMENT (this "Agreement") is dated as of June 30, 2003, by and among InKine Pharmaceutical Company, Inc., a corporation organized under the laws of the State of New York (the "Company"), S.A.C. Capital Associates, LLC, a limited liability company organized under the laws of Anguila ("SAC"), SDS Merchant Fund, L.P., a limited partnership organized under the laws of the State of New York ("SDS"), Royal Bank of Canada, a Canadian Chartered Bank, through RBC Dominion Securities Corporation as its agent ("RBC"), Solomon Strategic Holdings, Inc., a corporation organized under the laws of the British Virgin Islands ("SSH") and The Tail Wind Fund Ltd., a corporation organized under the laws of the British Virgin Islands ("Tail Wind"). SAC, RBC, SSH and Tail Wind are collectively referred to herein as the "Noteholders," and each of them may be individually referred to herein as a "Noteholder."

         WHEREAS:

              A. The Company has previously sold and the Noteholders have previously purchased certain senior secured convertible notes (the "Notes") in the aggregate principal amount of Thirteen Million Dollars ($13,000,000), pursuant to a certain Securities Purchase Agreement dated as of December 16, 2002 (the "Securities Purchase Agreement").

              B. The Noteholders desire to convert the Notes into shares of common stock of the Company pursuant to the terms of the Notes and this Agreement.

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

              1. CONVERSION OF THE NOTES.

              (a) In consideration of the Additional Consideration (as herein defined), the Noteholders shall convert all of the outstanding principal amount of the Notes into shares of common stock of the Company at a conversion price of $1.85 per share and pursuant to the procedures of conversion set forth in
Article III(B) of the Notes; except that SAC and RBC shall convert their respective Notes in two separate conversions, with the latter conversion to be completed as soon as is reasonably practicable following the date hereof.

              (b) As consideration for the Noteholders converting all of the outstanding principal amount of the Notes and for foregoing the remaining term of the conversion privilege contained in the Notes, the Company shall pay the Noteholders an aggregate of Seven Hundred Fifty Thousand Dollars ($750,000) as additional consideration (the "Additional Consideration") in immediately
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available U.S. funds. The Additional Consideration shall be paid to each
Noteholder in the pro rata proportion to the original principal amount of each of their respective Notes.

              (c) Upon receipt of the Additional Consideration, each Noteholder shall convert their respective Notes pursuant to this Agreement and Article III(B) of the Notes by delivering to the Company a Notice of Conversion (as defined in the Notes) for the entire outstanding principal amount of the Notes no later than June 30, 2003.

              (d) Notwithstanding any provision contained herein to the contrary, the limitations set forth in Article III(D) of the Notes shall remain applicable to the Noteholders' obligations hereunder to convert its Notes. The Company and the Noteholders acknowledge that no Noteholder shall, as a result of this Agreement, convert its Notes in violation of the limitations set forth in
Article III(D) of the Notes.

              2. FUTURE FINANCINGS.

              (a) During the eighteen (18) month period immediately following the date hereof, if the Company at any time or from time to time contemplates any non-public capital raising transaction involving any offer, sale or issuance of any of the Company's equity securities or any securities directly or indirectly convertible into or exchangeable or exercisable for equity securities of the Company (each a "Qualifying Transaction"), the Company shall first approach SDS, on each occasion that the Company contemplates such Qualifying Transaction, and enter into good faith negotiations with SDS to arrange a Qualifying Transaction with SDS on terms and conditions acceptable to both parties ("Right of First Offer"), provided that if any such Qualifying Transaction contemplates gross proceeds to the Company in excess of $15 million in the aggregate, then such Right of First Offer shall only apply to the first $15 million of such Qualifying Transaction. The Company shall notify SDS of its desire to enter a Qualifying Transaction by furnishing SDS with written notice each and every time it contemplates a Qualifying Transaction ("Notice of First Offer"). Such Notice of First Offer shall constitute an offer to sell to SDS and Tail Wind, and SDS shall have the right to purchase up to 77%, and Tail Wind shall have the right to purchase up to 23%, of the dollar amount of securities contemplated in such Qualifying Transaction.

              (b) If SDS and the Company are unable to agree on mutually acceptable terms and conditions for a Qualifying Transaction within five (5) business days following the Notice of First Offer pursuant to subsection (a) above, or to the extent that SDS elects not to purchase securities from the Company in a Qualifying Transaction pursuant to subsection (a) above or fails to respond to the Company's Notice of First Offer within five (5) business days following SDS's receipt thereof, the Company may thereafter seek third parties (each a "Third Party") interested in purchasing securities in a Qualifying Transaction on substantially similar terms and conditions as are set forth in the Notice of First Offer. If the Company contemplates entering into a Qualifying Transaction with a Third Party on terms and conditions which are materially different from the Notice of First Offer, the Company shall give five
(5) business days advance written notice to SDS and Tail Wind prior to consummating any such Qualifying Transaction with any Third Party, which notice



                                      -2-
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shall again specify all significant terms and conditions contemplated in such contemplated Qualifying Transaction with such Third Party ("Notice of First Refusal"). Such Notice of First Refusal shall constitute an offer to sell to SDS and Tail Wind, and SDS shall have the right to purchase up to 77%, and Tail Wind shall have the right to purchase up to 23%, of the dollar amount of securities contemplated in such Qualifying Transaction for the same consideration and on the same terms and conditions as set forth in the Notice of First Refusal ("Right of First Refusal") by electing to purchase such securities in a written notice to the Company to be delivered within five (5) business days following receipt of the Notice of First Refusal. Thereafter, to the extent SDS and Tail Wind fail and/or elect not to exercise its Right of First Refusal in accordance with this paragraph, the Company may consummate a Qualifying Transaction with such contemplated Third Party on the terms and conditions contained in the Notice of First Refusal. Notwithstanding anything contained herein, if any Qualifying Transaction contemplates gross proceeds to the Company of in excess of $15 million in the aggregate, then each Right of First Refusal contained herein shall only apply to the first $15 million of such Qualifying Transaction.

              (c) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock of the Company that may be acquired by SDS or Tail Wind pursuant to any Qualifying Transaction shall not exceed a number that, when added to the total number of shares of Company Common Stock deemed beneficially owned by such person (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the holder's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Company Common Stock deemed beneficially owned by the Purchaser's "affiliates" (as defined in Rule 144 of the 1933 Act) that would be aggregated for purposes of determining whether a group under
Section 13(d) of the 1934 Act, exists, would exceed 9.9% of the total issued and outstanding shares of the Common Stock. Notwithstanding the foregoing, the Company shall have the right to turn to a Third Party to complete the balance of a Qualifying Transaction in the event that this Section 2(c) is applicable to the Qualifying Transaction.

              (d) Notwithstanding anything herein to the contrary, the actions and obligations of the Noteholders hereunder are not, under any circumstances, agreeing to act jointly, in partnership, in concert or as a "group" (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934) with respect to any securities or any of their actions or obligations under this Agreement or under any other agreements, and shall not constitute a "group" under the Securities Exchange Act of 1934, as amended. The rights granted herein by the Company is made independently to each such party.

              3. NO ADDITIONAL OBLIGATIONS.

              The Noteholders acknowledge and agree that upon receipt of the Company's interest payment on the Notes due on June 17, 2003 and the Additional Consideration, the Company shall have no further obligations or payments due under the Notes to the Noteholders, whether in the form of principal, interest, fees or otherwise.




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              4. TERMINATION OF CERTAIN RIGHTS.

              (a) Upon the conversion of the Notes pursuant hereto, all obligations of the Company under that certain Security Agreement dated as of December 17, 2002 among the Company and the Noteholders (the "Security Agreement") shall terminate and the Collateral (as defined in the Security Agreement) shall be released from all liens created by the Security Agreement and all rights to the Collateral shall revert to the Company.

              (b) Upon the conversion of the Notes pursuant hereto, all of the Noteholders' rights pursuant to Section 4(d) to the Securities Purchase Agreement shall terminate.

              5. RESTRICTIONS ON FUTURE SALES OF STOCK.

              In no event shall any Noteholder have the right to sell an amount of shares of common stock, issued pursuant to the conversion of the Notes under this Agreement, if such amount would exceed the product of (i) such Noteholder's pro rata portion of the Notes (as determined by the original face amount of such Noteholder's Notes divided by $13,000,000) and (ii) 40% of the Average Daily Trading Volume (as defined herein) of the Company's common stock on the date of the proposed sale. Notwithstanding anything herein to the contrary, the Noteholders may sell shares of common stock in excess of the forgoing limitation with the prior written consent of the Company. For purposes of this Section 5, the "Average Daily Trading Volume" shall equal the aggregate number of shares of the Company's common stock traded per day for the past ten (10) trading days immediately preceding the date of the proposed sale, divided by that number of days.

              2. GOVERNING LAW; MISCELLANEOUS.

              (a) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York. The Company and the Noteholders irrevocably consent to the jurisdiction of the United States federal courts and the state courts located in the county of New York, State of New York in any suit or proceeding based on or arising under this Agreement and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Company further agrees that service of process upon the Company mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect the right of the Noteholders to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgement in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

              (b) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and

                                      -4-
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delivered to the other party. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of any party so delivering this Agreement. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause the manually executed Execution Page
(s) hereof to be physically delivered to the other party within five (5) days of the execution hereof, provided that the failure to so deliver any manually executed Execution Page shall not affect the validity or enforceability of this Agreement.

              (c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

              (d) Severability. If any provision of this Agreement shall be invalid or enforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

              (e) Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the Noteholders, the Company, their affiliates and persons acting on their behalf with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Noteholders makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement and no provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Noteholders.

              (f) Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally, by responsible overnight carrier or by confirmed facsimile, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by responsible overnight carrier or confirmed facsimile, in each case addressed to a party. The addresses for such communications shall be:

                                    If to the Company:

                                    InKine Pharmaceutical Company, Inc.
                                    1787 Sentry Parkway West
                                    Building 18, Suite 440
                                    Blue Bell, Pennsylvania 19422
                                    Telephone:  215-283-6850
                                    Facsimile:  215-283-4600
                                    Attn:  Chief Executive Officer and Chief
                                           Operating and Financial Officer

                        With a copy simultaneously transmitted by like means to:

                                    Saul Ewing LLP
                                    Centre Square West, 38th Floor
                                    1500 Market Street
                                    Philadelphia, Pennsylvania 19102-2186
                                    Telephone:  215-972-7777
                                    Facsimile:  215-972-1934
                                    Attn:  Charles C. Zall, Esquire

                        If to Noteholders to:

                                    S.A.C. Capital Associates, LLC
                                    c/o S.A.C. Capital Advisors, LLC
                                    777 Long Ridge Road
                                    Stamford, Connecticut 06902
                                    Telephone: 203-614-2000
                                    Facsimile: 203-614-2393
                                    Attn: General Counsel

                        with a copy simultaneously transmitted by like means to:

                                    Drinker Biddle & Reath LLP
                                    One Logan Square
                                    18th and Cherry Streets
                                    Philadelphia, Pennsylvania 19103-6996
                                    Telephone:  215-988-2700
                                    Facsimile:  215-988-2757
                                    Attn:  Stephen T. Burdumy, Esquire

                                    AND

                                    Royal Bank of Canada
                                    RBC Dominion Securities Corporation
                                    One Liberty Plaza 165 Broadway, 2nd Floor
                                    New York, New York 10006-1404
                                    Telephone: 212-858-7200
                                    Facsimile: 212-858-7437
                                    Attn:  LaBrena J. Martin, Managing Director
                                           & General Counsel


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


                        with a copy simultaneously transmitted by like means to:

                                    Drinker Biddle & Reath LLP
                                    One Logan Square
                                    18th and Cherry Streets
                                    Philadelphia, Pennsylvania 19103-6996
                                    Telephone:  215-988-2700
                                    Facsimile:  215-988-2757
                                    Attn:  Stephen T. Burdumy, Esquire

                                    AND

                                    The Tail Wind Fund Ltd.
                                    c/o Tail Wind Advisory and Management Ltd.
                                    1st Floor, No. 1 Regent Street
                                    London, SW1Y 4NS UK
                                    Telephone:  44-207-468-7660
                                    Facsimile:  44-207-468-7657
                                    Attn:  David Crook

                                    AND

                                    Solomon Strategic Holdings, Inc.
                                    Greenlands
                                    The Red Gap
                                    Castletown
                                    1M9 1HB
                                    British Isles
                                    Telephone:  44-1624-824171
                                    Facsimile:  44-1624-824191
                                    Attn:  Andrew MacKellar, Director

                       in either of the foregoing cases, with a copy simultaneously transmitted by like means to:

                                    Peter J. Weisman, P.C.
                                    110 East 59th Street, 18th Floor
                                    New York, New York 10022
                                    Telephone:  212-418-4972
                                    Facsimile:  212-317-8855
                                    Attn:  Peter J. Weisman


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

                       If to SDS:

                                    SDS Merchant Fund, L.P.
                                    c/o SDS Capital Partners, LLC
                                    53 Forest Avenue, 2nd Floor
                                    Old Greenwich, Connecticut 06820
                                    Telephone:  203-967-5875
                                    Facsimile:  203-967-5851
                                    Attn:  Steven Derby

                        with a copy simultaneously transmitted by like means to:

                                    Drinker Biddle & Reath LLP
                                    One Logan Square
                                    18th and Cherry Streets
                                    Philadelphia, Pennsylvania 19103-6996
                                    Telephone:  215-988-2700
                                    Facsimile:  215-988-2757
                                    Attn:  Stephen T. Burdumy, Esquire

              Each party shall provide notice to the other party of any change in address.

              (g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. None of the parties hereto may assign this Agreement without the prior written consent of the other parties hereto.

              (h) Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit or, nor may any provision hereof by enforced by, any other person.

              (i) Publicity. The Company and the Noteholders shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Noteholders, to make any press release with respect to such transactions as is required by applicable law and regulations (although the Noteholders shall be provided with a copy thereof by the Company in connection with any such press release prior to its release).

              (j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.


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


              (k) Joint Participation in Drafting. Each party to this Agreement has participated in the negotiation and drafting of this Agreement. As such, the language used herein and therein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party to this Agreement.

              (l) Additional Acknowledgement. Each Noteholder acknowledges that it has independently evaluated the merits of the transactions contemplated by this Agreement, that it has independently determined to enter into the transactions contemplated hereby, that it is not relying on any advice from or evaluation by any other Noteholder, and that it is not acting in concert with any other Noteholder in making its purchase of securities hereunder. The Noteholders agree that the Noteholders have not taken any actions that would deem such Noteholders to be members of a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.



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         IN WITNESS WHEREOF, the undersigned Noteholders and the Company have caused this Agreement to be duly executed as of the date first above written.

           INKINE PHARMACEUTICAL COMPANY, INC.

           By:      /s/ Robert Apple
                    -----------------------------------------------------------
                    Name:  Robert Apple
                    Title:  Chief Operating and Financial Officer

           S.A.C. CAPITAL ASSOCIATES, LLC
           By: S.A.C. Capital Advisors, LLC,
           agent and attorney-in-fact

           By:      /s/ Peter A. Nussbaum
                    -----------------------------------------------------------
                    Name:  Peter A. Nussbaum
                    Title:  General Counsel, S.A.C. Capital Advisors, LLC

           SDS MERCHANT FUND, L.P.
           By:  SDS Capital Partners, L.L.C.,
           its General Partner

           By:      /s/ Steve Derby
                    -----------------------------------------------------------
                    Name:  Steve Derby
                    Title:  Managing Member

           ROYAL BANK OF CANADA
           By its agent, RBC Dominion Securities Corporation

           By:      /s/ Steven C. Milke
                    -----------------------------------------------------------
                    Name: Steven C. Milke
                    Title:  Managing Director

           By:      /s/ Richard J. Tavoso
                    -----------------------------------------------------------
                    Name:  Richard J. Tavoso
                    Title:  Managing Director

           THE TAIL WIND FUND LTD.
           By Tail Wind Advisory and Management Ltd., as investment manager

           By:      /s/ David Crook
                    ----------------------------------------------------------
                    Name:  David Crook
                    Title:

           SOLOMON STRATEGIC HOLDINGS, INC.
           By:      /s/ A.P. MacKellar
                    -----------------------------------------------------------
                    Name:  A.P. MacKellar
                    Title:  Director




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